Exhibit 10.6e

August 15, 2012

Bob Kelly

Chief Financial Officer

SolarCity Corporation

3055 Clearview Way

San Mateo, CA 94402

Re:	Notice of Default and Waiver under the Term Loan Agreement dated January 24, 2011 and the Revolving Credit Agreement dated April 1, 2011

Dear Mr. Kelly:

We refer to (1) that certain Term Loan Agreement dated as of January 24, 2011 between U.S. Bank National Association (the “Bank”) and SolarCity Corporation (the “Borrower”) (as amended by that certain First Amendment to Term Loan and Security Agreement dated as of May 1, 2011, as further amended by a letter dated as of October 19, 2011, as further amended by that certain Third Amendment to Term Loan Agreement dated as of March 6, 2012, and as further amended by that certain Fourth Amendment to Term Loan Agreement dated as of June 28, 2012, the “Term Loan Agreement”), and (2) that certain Revolving Credit Agreement dated as of April 1, 2011 between the Bank, as agent and the lenders party thereto (as amended by a letter dated as of October 19, 2011, as further amended by that certain Second Amendment to Revolving Credit Agreement dated as of March 6, 2012, and as further amended by that certain Third Amendment to Revolving Credit Agreement dated as of June 28, 2012, the “Credit Agreement,” and, together with the Term Loan Agreement, the “Loan Agreements”), Capitalized terms used herein and not defined shall have their assigned meanings in the Loan Agreements.

The Bank hereby gives the Borrower notice that the following Event of Default has occurred on June 30, 2012 and is continuing as of the date of this notice of default under the Loan Agreements:

Section 9.3(a) of each of the Loan Agreements requires the Borrower to maintain a Minimum Quarterly Activity-based EBITDA of an amount not less than One Dollar ($1.00) (the “EBITDA Minimum”). As of June 30, 2012, the Borrower’s EBITDA Minimum was less than One Dollar ($1.00) with an actual loss of Four Million One Hundred Twenty-One Thousand Dollars ($4,121,000.00), and therefore fails to meet the requirements set forth in the Loan Agreements. As a result of this failure, the Bank has determined that an Event of Default has occurred and is continuing under Section 10.14 of the Term Loan Agreement and under Section 10.15 of the Credit Agreement.

The Bank, with the consent of Bridge Bank as Required Lender under the Credit Agreement, hereby waives this specific Event of Default. The Bank reserves the right to take such action as the Bank considers necessary or reasonable under the Loan Agreements, and reserves all other rights and remedies available to it under applicable law. Except as explicitly stated herein, no failure or delay on the part of the Bank or any successor or assign of the Bank in exercising any power, right or remedy under the Loan Agreements or related documents shall operate as a waiver thereof, and no single or partial exercise of any such power, right or remedy shall preclude an further exercise thereof or the exercise of any other power, right or remedy.

Thank you for your cooperation. Any questions you may have should be directed to me.

Sincerely,

/s/ Cecilia Person
Cecilia Person
Vice President
U.S. Bank National Association

Consented to by Bridge Bank:

By:	/s/ Molly Hendry
Name:	Molly Hendry
Its:	Assistant Vice President

cc:	Laura J. Neumeister, Esq.

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